Exhibit 10.2c

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This amendment to Executive Employment Agreement (this “Amendment”) is made and entered into on July 31, 2024 and effective as of July 1, 2024 (the “Effective Date”), by and between Garry Flowers (“Executive”), and International Battery and Materials, Ltd. and its wholly-owned subsidiary IBAT USA, Inc., a Colorado corporation (together, with their affiliates, as applicable, the “Company”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated effective July 1, 2022 (the “Executive Employment Agreement”) attached hereto as Schedule “A”, whereby the Executive would provide certain executive roles to the Company for a term commencing July 1, 2022, and ending July 1, 2024;

AND WHEREAS, the Company and the Executive wish to amend certain terms of the Executive Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1) Amendments.

a)	Section 1 of the Executive Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 1:

1.	Term. The Executive’s employment under this Executive Employment Agreement is effective as of July 1, 2022 (the “Effective Date”) and shall terminate as of the end of business day on Tuesday, August 20, 2024 (the “Term”).

b)	Section 10a. of the Executive Employment Agreement is hereby deleted in its entirety and replaced with the following new Section 10a.:

a.	Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided, however, that Executive’s indemnification by the Company under this Section 10a. is contingent upon Executive’s assistance to and reasonable cooperation with the Company in any Proceeding or related legal matter.

2) Additional Consideration. As additional consideration for this Amendment, the Company hereby:

(a)	Existing Stock Options – confirms, acknowledges and agrees: (i) the Executive currently holds those certain 1,320,902 vested Stock Options to purchase common shares of International Battery Metals, Ltd. formerly granted to the Executive (the “Flowers Options”), and (ii) that in all circumstances and without exception (including without limitation, in connection with any termination of the Executive Employment Agreement, as amended), the expiration date for exercise of the Flowers Options shall not be earlier than July 1, 2027 (as contemplated by Section 1 of the “Form of Executive Stock Option Agreement” attached to the Executive Employment Agreement as Exhibit A).

(b)	Re-imbursement of Expenses Incurred During Relocation – agrees to reimburse the Executive for certain expenses incurred by the Executive pursuant to the Executive’s relocation from Houston, Texas to South Carolina;

(c)	Remote Work – agrees the Executive may work remotely from South Carolina, expect when specifically required to be physically present in either Houston, Texas or Utah, as requested by the board of directors or management of the Company; and

(d)	Bonus Payment – agrees to pay the Executive a one-time bonus of $20,000, to be payable by the Company to the Executive, at the end of the Term.

3) Additional Terms Unaffected. Except as contemplated by this Amendment, all other terms and conditions of the Executive Employment Agreement shall remain in full force and effect.

4) Governing Law. This Amended Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts or choice of laws provisions thereunder.

5) Counterparts. This Amended Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall together constitute one agreement.

[Signature page to Agreement follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the Effective Date.

EXECUTIVE

/s/ Garry Flowers
Garry Flowers

COMPANY

By:	/s/ William Webster
William Webster, Authorized Signatory on behalf of International Battery and Materials, Ltd. and IBAT USA, Inc.